Exhibit 99.1

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, Inc., (425) 487-9500, Ext. 255

SONUS PHARMACEUTICALS UPDATES CORPORATE PROGRESS AND REPORTS
SECOND QUARTER FINANCIAL RESULTS

Company continuing to advance TOCOSOL® Paclitaxel toward Phase 3 testing

Quarterly conference call today at 1:30 P.M. PDT/4:30 P.M. EDT

BOTHELL, Washington, August 8, 2005—Sonus Pharmaceuticals, Inc. (NASDAQ:SNUS) today reported financial results for the second quarter ended June 30, 2005 and updated its progress on 2005 strategic objectives, including the clinical and regulatory development of TOCOSOL® Paclitaxel, the Company’s lead oncology candidate.

“We were very pleased to have met one of our key objectives during the second quarter by reaching agreement with the FDA on the Special Protocol Assessment (SPA) for the Phase 3 trial of TOCOSOL Paclitaxel,” said Michael A. Martino, President and CEO of Sonus.  “We are continuing to make excellent progress with TOCOSOL Paclitaxel, and in particular to move the product into Phase 3 testing this year.  Completing the SPA was one critical step in that process as well as a key milestone for Sonus.”

Second Quarter 2005 Highlights:

•                  Completed Special Protocol Assessment (SPA) process with the U.S. Food and Drug Administration (FDA) for the pivotal Phase 3 trial of TOCOSOL Paclitaxel.  The FDA has agreed that the planned head-to-head comparison of TOCOSOL Paclitaxel and Taxol® will be appropriate, if properly conducted and analyzed, for Sonus to submit a 505(b)(2) New Drug Application based on a single pivotal Phase 3 trial.  The study population will include women with metastatic breast cancer, and patients will be receiving paclitaxel as first- or second-line treatment for their disease.  Approximately 800 evaluable patients will be enrolled in the study.

•                  Presented data from clinical pharmacology trial of TOCOSOL Paclitaxel at the American Society of Clinical Oncology (ASCO) annual meeting.  Results from the study showed that TOCOSOL Paclitaxel delivers almost twice the exposure to paclitaxel that is delivered by

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Taxol.  The Company believes that the ability to provide higher exposure to paclitaxel may lead to better anti-tumor activity, which will need to be validated in the Phase 3 study of TOCOSOL Paclitaxel.

•                  Submitted an abstract on Phase 2b study of TOCOSOL Paclitaxel in metastatic breast cancer to the San Antonio Breast Cancer Symposium that will be held in early December.  As of the end of July 2005, results reported by the investigators indicate an objective anti-tumor response rate of 53% in the breast cancer study population, including at least one complete response (no radiographic evidence of remaining tumor).

Second Quarter Financial Results

For the second quarter of 2005, the Company reported a net loss of $4.1 million, or $0.19 per share, compared with a net loss of $3.8 million, or $0.19 per share, for the second quarter of 2004.  For the first six months of 2005, Sonus reported a net loss of $8.9 million, or $0.41 per share, compared with a net loss of $7.3 million, or $0.39 per share for the same period of 2004.  The higher net loss for the year-to-date financial results primarily reflected an increased level of spending as the Company continues to execute the clinical and regulatory plans for TOCOSOL Paclitaxel.  Cash and marketable securities totaled $11.4 million at June 30, 2005.

Conference Call Information

The second quarter conference call will be web cast live on August 8, 2005 at 1:30 Pacific Time/4:30 P.M. Eastern Time and can be accessed at www.sonuspharma.com/events.html.  An archive of the call will be available through the same link.  A telephone replay will be available from August 8, 4:30 P.M. Pacific Time/7:30 P.M. Eastern Time, for one week at (800) 642-1687 or (706) 645-9291 for international calls; Conference ID 7868773.

About TOCOSOL Paclitaxel

TOCOSOL Paclitaxel is a novel, proprietary formulation of the leading anti-cancer drug paclitaxel.  TOCOSOL Paclitaxel has been designed to overcome the limitations associated with Taxol and generic paclitaxel-based chemotherapy, including long infusion times, undesirable or treatment-limiting side effects as well as time consuming and expensive preparation of the products prior to administration.  TOCOSOL Paclitaxel has generated encouraging data on safety and anti-tumor activity in Phase 2 trials in breast, ovarian, non-small cell lung and bladder cancers.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of therapeutic drugs that may offer improved administration, safety, tolerability and effectiveness for the treatment of cancer and related conditions.  For additional information on Sonus, including news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products or the anticipated date of the initiation of the Phase 3 clinical trial for TOCOSOL Paclitaxel.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 23, 2005 and Form 10-Qs for the first two quarters of 2005, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the company will not be able to initiate the Phase 3 clinical trial for TOCOSOL Paclitaxel; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the company’s proposed New Drug Application; risks of successful development of additional drug delivery products; and risks that the company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities.  The company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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Condensed Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	2,869	2,660	5,992	5,228
General and administrative	1,296	1,157	3,039	2,203
Total operating expenses	4,165	3,817	9,031	7,431
Operating loss	(4,165)	(3,817)	(9,031)	(7,431)
Other income, net	74	55	165	91
Loss before income taxes	(4,091)	(3,762)	(8,866)	(7,340)
Income taxes	—	—	—	—
Net loss	$(4,091)	$(3,762)	$(8,866)	$(7,340)

Net loss per share:
Basic	$(0.19)	$(0.19)	$(0.41)	$(0.39)
Diluted	$(0.19)	$(0.19)	$(0.41)	$(0.39)

Shares used in calculation:
Basic	21,377	19,970	21,365	19,008
Diluted	21,377	19,970	21,365	19,008

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and marketable securities	$11,377	$20,580
Other current assets	185	459
Property and equipment, net	1,238	1,480
Other assets	52	52
Total assets	$12,852	$22,571
Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	2,260	3,177
Lease obligations	55	121
Deferred rent	164	196
Stockholders’ equity	10,373	19,077
Total liabilities and stockholders’ equity	$12,852	$22,571